Exhibit 5.1

December 12, 2005

CarrAmerica Realty Corporation

CarrAmerica Realty Operating Partnership, L.P.

CarrAmerica Realty, L.P.

1850 K Street, N.W., Suite 500

Washington, D.C. 20006

Ladies and Gentlemen:

This firm has acted as counsel to CarrAmerica Realty Corporation, a Maryland corporation (the “Company”), CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and CarrAmerica Realty, L.P., a Delaware limited partnership (“CARLP” and, together with the Company and the Operating Partnership, the “Issuers”), in connection with the Issuers’ registration statement on Form S-3 (File No. 333-114049), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the public offering of securities of the Issuers that may be offered and sold by the Issuers from time to time as set forth in the prospectus dated July 30, 2004 (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is delivered in connection with the proposed public offering of up to $250,000,000 aggregate principal amount of the Operating Partnership’s 5.500% Senior Notes due 2010 (the “Notes”) and the related unconditional guarantees of the payment of the principal of (and any premium) and interest on the Notes by the Company and CARLP (the “Guarantees”), as described in a supplement to the Prospectus dated December 8, 2005 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	The Prospectus and the Prospectus Supplement.

3.	Executed copy of the Indenture, dated as of June 23, 2004, among the Operating Partnership, as primary obligor, the Company and CARLP, as guarantors, and U.S. Bank Trust

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December 12, 2005

National Association, as trustee (the “Trustee”), as supplemented by an Officers’ Certificate (as defined below) (together, the “Indenture”).

4.	Form of the Notes to be issued under the Indenture.

5.	The officers’ certificate setting forth the terms of the Notes (the “Officers’ Certificate”).

6.	Form of the Guarantees.

7.	The Articles of Amendment and Restatement of Articles of Incorporation of the Company, as amended and supplemented, as certified by the State Department of Assessments and Taxation of the State of Maryland on December 6, 2005, and as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

8.	Third Amendment and Restatement of the Company’s By-Laws, as amended, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

9.	Certificate of Limited Partnership of the Operating Partnership, as certified by the Secretary of State of the State of Delaware on December 5, 2005, and as certified by the Assistant Secretary of the Company, as the general partner of the Operating Partnership, on the date hereof as being complete, accurate and in effect.

10.	The Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of June 30, 2004, as certified by the Assistant Secretary of the Company as the general partner of the Operating Partnership on the date hereof as being complete, accurate and in effect.

11.	Certificate of Limited Partnership of CARLP, as amended, as certified by the Secretary of State of the State of Delaware on December 5, 2005, and as certified by the Assistant Secretary of

CarrAmerica Realty Corporation

CarrAmerica Realty Operating Partnership, L.P.

CarrAmerica Realty, L.P.

December 12, 2005

the Company, as the general partner of the sole and managing member of CarrAmerica Realty GP Holdings, LLC (“GP Holdings”), a Delaware limited liability company and the general partner of CARLP, on the date hereof as being complete, accurate and in effect.

12.	Third Amended and Restated Agreement of Limited Partnership of CARLP, as amended, as certified by the Assistant Secretary of the Company, as the general partner of the sole and managing member of GP Holdings, on the date hereof as being complete, accurate and in effect.

13.	Certificate of Formation of GP Holdings, as certified by the Secretary of State of the State of Delaware on December 5, 2005, and as certified by the Assistant Secretary the Company as the general partner of the sole and managing member of GP Holdings on the date hereof as being complete, accurate and in effect.

14.	Limited Liability Company Agreement of GP Holdings, as certified by the Assistant Secretary the Company as the general partner of the sole and managing member of GP Holdings on the date hereof as being complete, accurate and in effect.

15.	Executed copy of the Underwriting Agreement, dated as of December 8, 2005 (the “Underwriting Agreement”), by and among the Operating Partnership, J.P. Morgan Securities Inc. and UBS Securities LLC.

16.	Executed copy of the Terms Agreement, dated as of December 8, 2005, by and among the Operating Partnership, the Company and CARLP, as guarantors, and the underwriters named therein, which amends and incorporates by reference the Underwriting Agreement in its entirety, relating to the sale of the Notes.

17.	Certain resolutions of the Board of Directors of the Company adopted at meetings held on April 12, 2004 and December 7,

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2005, and of the Pricing Committee of the Board of Directors of the Company adopted by unanimous written consent dated December 8, 2005, relating to, among other things, the sale and authorization of the Notes by the Operating Partnership and the guarantee by the Company and arrangements in connection therewith, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Resolutions”).

18.	Certain resolutions of GP Holdings adopted by unanimous consent dated December 8, 2005, relating to the guarantee by CARLP and arrangements in connection therewith, as certified by the Assistant Secretary of the Company, as the general partner of the sole and managing member of GP Holdings on the date hereof as being complete, accurate and in effect.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents submitted to us, the authenticity of all originals of the Documents, and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the Maryland General Corporation Law, as amended, (ii) the Delaware Revised Uniform Limited Partnership Act, as amended, (iii) the Delaware Limited Liability Company Act, as amended, and (iv) the laws of the State of New York. As used herein, the terms “Maryland General Corporation Law, as amended,” “Delaware Revised Uniform Limited Partnership Act, as amended” and “Delaware Limited Liability Company Act, as amended” include the statutory provisions contained therein, all applicable provisions of the Maryland and Delaware Constitutions and reported judicial decisions interpreting these laws. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

For purposes of this opinion letter, we have assumed that the Trustee is duly organized, validly existing, and in good standing in all necessary jurisdictions; that the Trustee is duly qualified to engage in the activities

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contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; that the Trustee had or has, as the case may be, all requisite power and authority under all applicable laws, regulations, and governing documents to execute deliver and perform its obligations under the Indenture; that there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution and delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability; and that there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) (i) Following receipt by the Operating Partnership of the consideration specified in the Resolutions and the Terms Agreement, and (ii) assuming due execution, authentication, issuance and delivery of the Notes as provided by the Indenture, the Notes will constitute valid and binding obligations of the Operating Partnership.

(b) (i) Following receipt by the Operating Partnership of the consideration specified in the Resolutions and the Terms Agreement, and (ii) assuming due execution, authentication, issuance and delivery of the Notes and the endorsement of the Guarantees on the Notes as provided by the Indenture, the Guarantees will constitute the valid and binding obligations of the Company and CARLP, respectively.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of

CarrAmerica Realty Corporation

CarrAmerica Realty Operating Partnership, L.P.

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December 12, 2005

statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for your use in connection with the filing by the Issuers of their Current Report on From 8-K on the date hereof (the “Form 8-K”), which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.